UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2010 (October 8, 2010)

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04             Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 4, 2005, Behringer Harvard Mockingbird Commons LLC (“Mockingbird Borrower”), an entity in which the Registrant has a 70% direct and indirect ownership interest, entered into a promissory note payable to Credit Union Liquidity Services, LLC, f/k/a Texans Commercial Capital, LLC (“Lender”), an unaffiliated third party, whereby the Mockingbird Borrower was permitted to borrow up to $34 million (“Mockingbird Loan Agreement”).  Proceeds from the loan were used to construct luxury high-rise condominiums.  Amounts outstanding under the Mockingbird Loan Agreement bear interest at the Prime Rate plus one percent (1.0%) with a maturity date of October 1, 2011.  The outstanding principal balance under the Mockingbird Loan Agreement was $25 million at September 30, 2010.

The Mockingbird Borrower failed to make a mandatory $3 million principal payment on or before September 30, 2010, as required under the loan agreement.  Nonpayment of the mandatory amount due constitutes an event of default under the Mockingbird Loan Agreement.  As a result, past due amounts under the loan agreement may bear interest up to maximum amounts under applicable law.  The Lender notified the borrower of the default on October 8, 2010 and demanded payment of all amounts currently payable and due no later than October 18, 2010.  If payment of the amounts currently outstanding and due is not made by October 18, 2010, the entire outstanding principal amount and all accrued interest thereon under the Mockingbird Loan Agreement will be due and payable immediately.

On September 25, 2008, Behringer Harvard Mountain Village, LLC (“Cassidy Ridge Borrower”), a wholly-owned subsidiary of the Registrant, entered into a promissory note payable to the Lender, whereby the Cassidy Ridge Borrower was permitted to borrow a total principal amount of $27.65 million (“Cassidy Ridge Loan Agreement”).  Proceeds from the Cassidy Ridge Loan Agreement are being used to construct 23 luxury condominiums on a 1.56 acre site in Telluride, Colorado (“Cassidy Ridge”).  The Registrant has assigned a second lien position on Cassidy Ridge to the Lender in the amount of $12.6 million as additional security to the Mockingbird Loan Agreement.  The maturity date of the Cassidy Ridge Loan Agreement is October 1, 2011 and the current interest rate is a fixed rate of 6.5% with interest being calculated on the unpaid principal.  The outstanding principal balance under the Cassidy Ridge Loan Agreement was approximately $22.8 million at September 30, 2010.  The default under the Mockingbird Loan Agreement created a cross-default under the Cassidy Ridge Loan Agreement and as a result, amounts outstanding under the loan agreement may bear interest up to the maximum amounts under applicable law.

The properties are subject to a deed of trust to secure payment under the loan agreements.  The Registrant has guaranteed payment of the obligations under the Mockingbird Loan Agreement and the Cassidy Ridge Loan Agreement in the event that, among other things, the borrowers become insolvent or enter into bankruptcy proceedings.

We are currently in negotiations with the Lender to waive the events of default or amend the loan agreements, among other modifications.  We have remained and continue to remain current on interest payments due under each loan agreement.  There are no assurances that we will be successful in our negotiations to waive the events of default or modify the loan agreements with the Lender.  In the event that the Lender demanded immediate payment of the entire loan balances, we would have to consider all available alternatives, as the loans are on a recourse basis to us, including transferring legal possession of the property to the Lender.

Item 7.01             Regulation FD Disclosure.

As we have previously disclosed, we have not made the required mortgage payments on our wholly owned shopping/service center in Dallas, Texas (“Plaza Skillman”), which constitutes an event of default under the debt agreement with respect to the property.  In addition,  the loan was recently sold to a new lender, IPTV-B-L5-103, LLC (the “Skillman Lender”).  The current principal balance of the loan as of September 30, 2010 was approximately $9.4 million.  We have been in negotiations with the Skillman Lender, and, as part of those negotiations, on Monday, October 11, 2010, Gary W. Stevens, an unaffiliated third party, was appointed as the receiver for Plaza Skillman pursuant to a mutually agreed order in connection with a lawsuit filed by the Skillman Lender in Dallas County District Court (Case No. 10-11580).  While we continue to own the property, the receiver is empowered under the agreed order, among other things, to take possession of and operate the Skillman Property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM
OPPORTUNITY FUND I LP

By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: October 14, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer